Exhibit 99.6

Execution Version

CONTAINER MANAGEMENT SERVICES AGREEMENT

PREAMBLE

This Container Management Services Agreement (hereinafter referred to as the “Agreement”) is made as of this 9th day of September, 2011 (the “Effective Date”) by and between CAL Funding I Limited (hereinafter referred to as “Issuer”), an exempted company with limited liability incorporated and existing under the law of Bermuda with principal offices located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Container Applications Limited, an international business company organized under the laws of Barbados, whose principal place of business is at Suite 102, Bush Hill, Bay Street, St. Michael, Barbados, West Indies (hereinafter referred to as “Manager”), and CAI International, Inc, a company incorporated under the laws of Delaware, USA, whose principal office is located at Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, USA, (“Sub-Manager”). Issuer, Manager and Sub-Manager shall hereinafter be referred to individually as a “Party” and jointly as the “Parties”.

RECITALS

A.            It is the intention of the Parties that Issuer engages Manager and Sub-Manager to manage one or more groups of intermodal containers owned by Issuer and to lease them to Lessees pursuant to the Leases (both as hereinafter defined).

B.            The Issuer desires to issue from time to time asset-backed warehouse revolving notes and term notes pursuant to that certain Indenture, dated as of September 9, 2011 (as amended or supplemented from time to time as permitted hereby, the “Indenture”), between the Issuer, and Wells Fargo Bank, National Association a National Banking Association, as Indenture Trustee (the “Indenture Trustee”).

C.            The Parties have entered into this Agreement subject to the terms of the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

D.            Nothing in this Agreement shall in any way limit the obligations of Manager to Issuer, and (without limiting the foregoing) Sub-Manager shall be obligated for the performance of all obligations under this Agreement, it being understood that Sub-Manager shall be fully responsible for any acts and omissions of Manager hereunder.

E.             Various covenants under this Agreement are based on obligations of the Issuer under Indenture Supplements that Issuer may enter into from time to time pursuant to the Indenture. Manager and Sub-Manager acknowledge that as a result of Manager's ownership of the equity of Issuer, Manager will be responsible for from time to time advising itself of the nature of the Issuer's covenants and obligations under such Indenture Supplements.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

1.             Definitions.

In this Agreement:

“Affiliate” means, when used with reference to a specified Person (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person; (ii) any Person that is an executive officer or director of, partner in, or serves in a similar capacity to, the specified Person or of which the specified Person is an executive officer, director, or partner or with respect to which the specified Person serves in a similar capacity; or (iii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other entity. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means an independent Person who, on behalf of and authorized by Manager, on a non-exclusive basis, manages existing Leases, negotiates new and renewal Leases, and conducts certain related activities including, but not limited to, supervising the operation of Manager’s depots within an assigned territory, arranging repairs and storage of containers in Manager’s Fleet, and other activities Manager may deem necessary to maintain Manager’s day-to-day business in such territory.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

"Asset Base Report" means a report substantially in the form of Exhibit B hereto.

"Back-Up Data File" shall mean the files to be provided by Manager pursuant to Section 3(f) of the Manager Transfer Facilitator Agreement.

“Back-Up Manager Event” means a 'Back-Up Manager Event', as defined in any Indenture Supplement.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the federal funds rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its "prime rate". The "prime rate" is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.'s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change. If for any reason there is not Base Rate quoted by Bank of America, N.A., "Base Rate" shall be the prevailing "base" or "prime" lending rate as reported from time to time by the Wall Street Journal.

 “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in San Francisco, California, New York and Bermuda are authorized or are obligated by law, executive order or governmental decree to be closed.

“Capitalized Leases” means Leases under which Sub-Manager or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Capital Improvements” means (a) any major structural changes required to be made to the Containers in the Issuer’s Fleet so as to conform with: (i) any applicable governmental and /or regulatory standards; (ii) then current IICL standards; and (b) any testing and/or re-rating of the Containers required to conform the Containers to changes in prevailing regulatory or generally accepted commercial standards in the container leasing and/or intermodal shipping industries. Capital Improvements do not include repairs or maintenance, which are required as a result of normal wear and tear or damage caused in the operation of the Containers.

“Casualty Loss” means, with respect to any Container, any of the following events: (a) the actual total loss or constructive total loss of such Container, (b) the loss, theft or destruction of such Container (including any failure to recover a Container that is or was subject to a Lease or Finance Lease that is in default, where the failure to recover the Container continues after the Manager has exhausted available legal process, (c) such Container is damaged beyond repair or permanently rendered unfit for normal use for any reason whatsoever, (d) the seizure, condemnation, confiscation, forced sale or other taking of title to or use of such Container, (e) if such Container is subject to a Lease, such Container shall have been deemed under its Lease to have suffered a casualty loss as to the entire Container or (f) the value of such Container in the accounting records of the Issuer has been written off by the Issuer (or the Manager, on behalf of the Issuer) as required by GAAP. In determining the date on which a Casualty Loss occurred, the application of the time frames set forth in clauses (a) through (f) above shall in no event result in the deemed occurrence of a Casualty Loss prior to the date on which an officer of the Issuer or the Manager obtains actual knowledge of such Casualty Loss.

“Casualty Proceeds” means, for any accounting period, all proceeds due to Manager or Sub-Manager, as agent of Issuer from a Lessee and/or any other source, including without limitation the proceeds of any insurance, as a result of a Casualty Loss with respect to a Container in the Issuer’s Fleet.

“Change of Control” means with respect to Sub-Manager, an event or series of events by which any of the following events occur and which is not approved by a Requisite Global Majority:

(a)            any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 30% or more of the equity securities of Sub-Manager entitled to vote for members of the board of directors or equivalent governing body of Sub-Manager on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right);

(b)            during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Sub-Manager cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)            any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Sub-Manager, or control over the equity securities of Sub-Manager entitled to vote for members of the board of directors or equivalent governing body of Sub-Manager on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

“Claims and Losses” has the meaning set forth in Section 6.1 of this Agreement.

“Confidential Information” has the meaning set forth in Section 13 of this Agreement.

“Consolidated Funded Debt” means at any time of determination, with respect to Sub-Manager, the sum, without duplication, of (a) the aggregate amount of Indebtedness of Sub-Manager and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables (including trade payables to manufacturers) incurred in the ordinary course of business), (iii) Capitalized Leases, (iv) Rental Obligations, and (v) the maximum drawing amount of all letters of credit outstanding plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by Sub-Manager or any of its Subsidiaries.

“Consolidated Leverage Ratio” means the ratio of Sub-Manager’s Consolidated Funded Debt to Consolidated Tangible Net Worth.

“Consolidated Tangible Net Worth” means as of any date of determination, for Sub-Manager and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Sub-Manager and its Subsidiaries on such date minus the Intangible Assets of Sub-Manager and its Subsidiaries on such date; provided that the calculation of Consolidated Tangible Net Worth shall exclude any unrealized adjustments, whether positive or negative, resulting from Interest Rate Protection Agreements or Swap Contracts in respect of currency hedging entered into in the ordinary course of business..

“Container” means any and all 20-foot and/or 40-foot dry van standard containers, and/or 40-foot high cube dry containers and any other container types that are owned by the Issuer from time to time and that are placed under Manager’s and Sub-Manager’s management pursuant to the terms of this Agreement. Containers shall also include Substitute Containers. Such Container or Containers may hereinafter be referred to interchangeably as the "Issuer’s Fleet”.

“Container Disposal” means the normal sale of any Container in its primary market as an intermodal cargo container offered for lease to end-users thereof as generally accepted within the container leasing industry.

“Container Sale” means a completed transaction by which any Container is sold, whether to a third party or to Manager or to Sub-Manager.

“Container Type” means the type of a Container, as set forth in the definition of Container herein.

“Contribution Agreement” means the Contribution and Sale Agreement among Manager and Issuer, dated as of the date of this Agreement.

“Deficit” has the meaning set forth in Section 7.3 of this Agreement.

“Disclosing Party” has the meaning set forth in Section 13.1 of this Agreement.

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Event of Default” means the occurrence or existence of any Event of Default under Section 10 of this Agreement that would permit the Issuer to terminate this Agreement with respect to Terminated Containers in accordance with Section 10.2 hereof.

“Finance Lease” means for the purpose of this Agreement as of the date the Lease is entered into, any Lease of one or more Containers that gives the Lessee or any other party the right to purchase the Containers during or at the end of the Lease term as a bargain purchase option.

“G&A Expenses” means all general and administrative expenses (excluding Independent Agent Commissions) now or hereafter incurred or paid by Manager, Sub-Manager and/or its Affiliates, directly or indirectly, in connection with the containers in the Manager Fleet (including the Containers in the Issuer’s Fleet), including but not limited to, salaries, rents, legal (except legal fees included in the definition of Operating Expenses below), accounting (including accounting fees associated with the quarterly review and annual audit of Manager’s financial condition and preparation of related financial statements), utilities, travel and entertainment, capital expenditures, amounts paid, reimbursed, or advanced to Sub-Manager, amounts paid, reimbursed, or advanced to Manager and other similar items constituting Manager’s or Sub-Manager’s overhead but excluding the audit which may be requested by Issuer referenced in Section 8.2 of this Agreement. G&A Expenses shall be for Manager’s or Sub-Manager’s own account.

“Gross Revenue” means all income (without reduction for expenses or costs), calculated on a cash basis in accordance with U.S. GAAP, earned in connection with the economic ownership, use and/or operation of Containers in the Issuer’s Fleet, or where indicated, the containers in the Manager Fleet, calculated on a container specific basis, including, but not limited to, (i) rental, (ii) handling, (iii) the net amount (which can be a positive or negative number) of charges and credits to Lessees related to delivery and return of containers in geographic locations, including but not limited to container pick-up charges and container drop-off charges, (iv) damage protection plan income, (v) interchange fees, (vi) repair rebills, and (vii) other rental-related charges arising from leasing of such containers, but excluding Miscellaneous Owner Proceeds, Casualty Proceeds, Indemnification Proceeds and Sales Proceeds.

“Indebtedness” shall have the meaning given to such term in the Indenture.

“Indemnification Proceeds” means, for any accounting period, all proceeds due to Manager or Sub-Manager, on its own behalf or as agent of Issuer, from Lessees pursuant to the Leases, insurance or other sources, for indemnification of liability and loss with respect to the Issuer’s Fleet, excluding Casualty Proceeds, Sales Proceeds and Miscellaneous Owner Proceeds.

“Independent Agent” means an Agent that is not an Affiliate of Manager or Sub-Manager.

“Independent Agent Commissions” means commissions for any accounting period paid to Independent Agents by Manager for assisting Manager in the leasing and operation of the containers in Manager’s Fleet (including the Containers) in the normal course of business.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intercreditor Agreement” means the Intercreditor Collateral Agreement (as amended, modified or supplemented from time to time), dated as of December 20, 2010, by and among the Manager, Sub-Manager, certain “Lenders”, “Owners”, the “Revolver Agent”, the “Collateral Agent” (as each such term is defined therein) and certain other Persons that from time to time become party thereto.

“Interest Rate Protection Agreement” means any agreement providing for an interest rate swap, cap, collar, or other hedging mechanism with respect to interest payable on Indebtedness.

“Issuer” has the meaning set forth in the Preamble of this Agreement or its assigns.

“Issuer Container” means a Container in Issuer's Fleet.

“Issuer’s Bank Account” means the trust account established pursuant to the terms of the Indenture

“Issuer’s Fleet” means all Containers owned by Issuer from time to time, including Substitute Containers, minus any such Containers which: (a) have been subject to a Casualty Loss, Container Disposal or Container Sale, or (b) have been sold by Manager or Sub-Manager under the terms of this Agreement, or (c) have otherwise become Terminated Containers.

“Issuer Indemnified Parties” has the meaning set forth in Section 6.2 of this Agreement.

“Issuer Proceeds” means Gross Revenue from the Issuer’s Fleet.

“Lease” means a lease for one or more Containers between Manager (on behalf of Issuer) or Sub-Manager (on behalf of Issuer) as Lessor, and the user of such Container(s), as Lessee, which is administered by Manager or Sub-Manager (as the case may be) as agent of Issuer. A Lease may cover one or more containers from Manager’s Fleet in addition to Issuer’s Container(s).

“Lessee” means the party contractually entitled to use and possession of one or more Containers under a Lease.

“Lessor” means Manager or Sub-Manager, each in its capacity as lessor of the Containers to Lessees pursuant to the rights provided by Issuer under this Agreement.

“Local Delivery Charges” are charges levied by Container manufacturers for moving a newly-manufactured Container from the manufacturer’s factory to a delivery depot, which is generally a facility near the factory at which owners or lessees of Containers manufactured in the factory can pick up such Containers.

“Management Fee” has the meaning set forth in Section 5.1 of this Agreement.

“Manager” has the meaning set forth in the Preamble of this Agreement.

“Manager Advance” means an advance of funds by Manager to Issuer made pursuant to Section 5.4 hereof.

“Manager Default” has the meaning given to such term in with Section 10.2 hereof.

“Manager Indemnified Parties” has the meaning set forth in Section 6.1 of this Agreement.

“Manager Report” means a report substantially in the form of Exhibit C hereto.

"Manager Transfer Facilitator" shall have the meaning given to such term in the Indenture.

"Manager Transfer Facilitator Agreement" shall have the meaning given to such term in the Indenture.

“Manager’s Account” means the bank account maintained by Manager, as trustee of Issuer, into which all receipts, including Issuer’s receipts in the form of cash or cash equivalents, of Gross Revenue, Miscellaneous Owner Proceeds, Casualty Proceeds and Sales Proceeds are deposited by Manager or Sub-Manager. The Manager’s Account need not be segregated from the general account maintained by Manager for the conduct of its normal business operations so long as Manager separately accounts for sums due to Issuer under this Agreement and agrees that such sums are held by Manager in trust for Issuer as provided under this Agreement.

“Manager’s Fleet” shall mean all containers owned, leased and/or managed by Manager, Sub-Manager, and their Affiliates and other direct or indirect subsidiaries including Issuer’s Containers.

“Miscellaneous Owner Proceeds” means amounts due to Manager or Sub-Manager: (i) as agent of Issuer from the manufacturers or sellers of Containers in the Issuer’s Fleet for breach of sale warranties relating thereto, (ii) as agent of Issuer from Lessees for repair rebill proceeds on Containers which are designated for sale, and (iii) in payment or settlement of any claims, losses, disputes or proceedings relating to such Containers; provided, however, Miscellaneous Owner Proceeds shall not include Sales Proceeds, Casualty Proceeds and Indemnification Proceeds.

“NOI” means, for any accounting period, Issuer Proceeds for such period minus Operating Expenses for Issuer’s Fleet for such period.

 “Note Purchase Agreement” shall mean the "Note Purchase Agreement" (as such term is defined in the Indenture) pertaining to Issuer's Floating Rate Asset-Backed Notes, Series 2011-1.

“ONOI” means for any Collection Period, an amount equal to NOI less Total Manager Fee.

“Operating Expenses” means all expenses and costs (excluding the Total Manager Fee, G&A Expenses and costs included in the definition of Sales Proceeds), and excluding all payments of fees to Affiliates of the Manager or Sub-Manager, except with the written consent of Issuer and the Indenture Trustee (acting at the direction of the Requisite Global Majority), which shall not be unreasonably withheld if such payments are for reasonable and necessary services at an expense that does not exceed the cost of obtaining similar services in an arm’s length transaction. Operating Expenses shall be calculated on an accrual basis with respect to the operation and management of the Containers in the Issuer’s Fleet, or, where indicated, the Manager Fleet on a Container specific basis. Operating Expenses include, but are not limited to, the following:

(a)            all direct expenses and costs related to the operation and management of the Containers in the Issuer’s Fleet including but not limited to: (i) the expenses of maintaining, repairing (including the cost of repairs made pursuant to a damage protection plan, but excluding repairs which are the responsibility of Lessees), refurbishing, storing, repositioning, surveying, recovering, and handling such Containers, including the cost of spare parts; (ii) Independent Agent Commissions; (iii) depot fees (including the cost of storage and handling of such Containers); (iv) the expenses of inspecting; (v) bad debt expense on a specific Lessee identification basis; (vi) pro-rated bankruptcy recovery expense; (vii) pro-rated legal fees and other costs incurred or paid by reason of uninsured claims for personal injury or property damage; (viii) pro-rated legal fees related to the collection of bad debts or legal fees incurred or paid in connection with a proceeding against the supplier or manufacturer of such Containers; (ix) charges, assessments or levies of whatever kind or nature imposed upon or against such Containers including ad valorem, gross receipts and/or other property taxes imposed against such Containers or against the revenues generated by such Containers; and (x) non-recoverable sales and value-added taxes on such expenses and costs. In this paragraph, “pro-rated” means a share of an expense determined in the proportion that the total TEU of Issuer’s Containers involved in any proceeding bears to the total TEU of all containers owned or managed by Manager and/or Sub-Manager involved in the proceeding.

(b)            certain indirect expenses that are reasonably attributable to the operation and management of the containers in the Manager’s Fleet and are therefore allocated among all such containers, including the Containers in the Issuer’s Fleet, on an equitable, non-discriminatory basis (proportionally based on the ratio of the total number of TEU’s in each fleet of containers managed by Manager or Sub-Manager, including the Containers in the Issuer’s Fleet, to the total number of TEU’s in the Manager’s Fleet). Such indirect expenses may include, but are not limited to: (i) the cost of insurance premiums for insurance pursuant to the provisions of Sections 3.1(h) and 10; (ii) bad debt reserves and write-offs in regard to doubtful accounts receivable due from specific Lessees in each case in accordance with the policies utilized by Manager for Leases of containers that are owned by Manager; and (iii) prorated legal fees incurred or paid in connection with enforcing rights under the Leases or repossessing Containers.

“Payment Date” shall have the meaning given to such term in the Indenture.

“Performance Guaranty” means the performance guaranty, dated as of September 9, 2011, by CAI International, Inc. in favor of the Indenture Trustee.

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, estate, or other entity.

“Receiving Party” has the meaning set forth in Section 13.1 of this Agreement.

“Rental Obligations” has the meaning given to such term in the Indenture.

“Replacement Manager” means any Person that replaces Manager as the manager of the Issuer's Fleet pursuant to the provisions of this Agreement or otherwise.

“Repositioning Program” means a program that Manager adopts from time to time to reposition containers from slow lease out locations to stronger lease out locations.

“Requisite Global Majority” has the meaning given to such term in the Indenture.

“Sales Commission” has the meaning set forth in Section 5.2 of this Agreement.

“Sales Proceeds” means the gross proceeds (including but not limited to cash sales price, but excluding repair rebill proceeds from Lessee) due to Manager or Sub-Manager, as agent of Issuer, from the sale or other disposition of Containers in the Issuer’s Fleet, including but not limited to a Container Disposal or Container Sale.

“Shareholder’s Equity” means, as of any date of determination, consolidated shareholders’ equity of Sub-Manager and its Subsidiaries as of that date determined in accordance with GAAP.

“Shifting Control Notice” has the meaning given to such term in the Intercreditor Agreement.

“Sub-Manager” has the meaning set forth in the Preamble of this Agreement.

“Sub-Manager’s Account” means the bank account maintained by Sub-Manager, as trustee of Issuer, into which all receipts, including Issuer’s receipts in the form of cash or cash equivalents, of Gross Revenue, Miscellaneous Owner Proceeds, Casualty Proceeds and Sales Proceeds (in each case in respect of Containers leased out by Sub-Manager) are deposited by Sub-Manager. The Sub-Manager’s Account need not be segregated from the general account maintained by Sub-Manager for the conduct of its normal business operations so long as Sub-Manager separately accounts for sums due to Issuer under this Agreement, agrees that such sums are held by Sub-Manager in trust for Issuer as provided under this Agreement, and promptly (and in no event later than five (5) Business Days after receipt) deposits such sums into the Manager’s Account, it being understood that any such sums in respect of Containers leased out by Sub-Manager may be deposited by the respective Lessee or other third parties into Manager’s Account directly.

“Substitute Container(s)” shall mean replacement container(s) that may be substituted for Containers pursuant to the terms of the Indenture and the Contribution and Sale Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Term” shall mean the period commencing on the Effective Date and ending on the date the last Container in the Issuer's Fleet becomes a Terminated Container.

“Term Lease” means any Lease, other than a Finance Lease.

“Terminated Container” means a Container in the Issuer’s Fleet which: (a) (i) on the date this Agreement is terminated pursuant to the provisions of Section 9.1 is (x) off-hire and in a depot or (y) subject to a Finance Lease where Issuer's Containers are the only containers subject to such Lease, or (ii) after such date is off-hired and returned to a depot; or (b) is subject to a Casualty Loss or is a Container Disposal; or (c) has been subject to a Container Sale.

“Termination Notice” means written notice by Issuer, Manager or Indenture Trustee (acting at the direction of the Requisite Global Majority) that it is exercising its right to terminate this Agreement pursuant to Section 9 or 10, as applicable.

“TEU” means twenty-foot-equivalent unit, a fixed unit of measurement which is the agreed ratio of the length of an alternative type of Container to the length of a twenty-foot standard dry van marine shipping Container. The TEU for each Container Type is attached hereto as Exhibit A.

“Total Manager Fee” has the meaning set forth in Section 5 of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other Person as may be approved by the significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“US$ or US Dollars” means the lawful currency of the United States of America.

2.             Appointment.

2.1            Upon the terms and conditions hereinafter provided, the Issuer hereby engages (i) Manager to provide, as agent for and on behalf of Issuer, and Manager hereby agrees to provide, management services to Issuer in accordance with the terms of this Agreement in respect of the Issuer’s Fleet and (ii) Sub-Manager to provide, as agent for and on behalf of Issuer, and Sub-Manager hereby agrees to provide, management services to Issuer in accordance with the terms of this Agreement in respect of Containers leased out by Sub-Manager. Sub-Manager shall be directly obligated to Issuer for Sub-Manager’s acts or omissions in performing the services described in clause (ii) of the preceding sentence, but Manager shall nevertheless at all times remain responsible for the acts or omissions of Sub-Manager. Containers in the Issuer’s Fleet shall remain subject to the provisions of this Agreement and Manager or Sub-Manager (as the case may be) shall be entitled to retain possession and control of such Containers until such Containers become Terminated Containers. Neither Manager nor Sub-Manager shall incur any legal fees or expenses on behalf of Issuer other than Operating Expenses without the prior written consent of Issuer.

2.2            Issuer confers on Manager and Sub-Manager all such authorities and grants all such consents as may be reasonably necessary for Manager’s and Sub-Manager’s performance of their respective duties under this Agreement, and will, at the request of Manager or Sub-Manager, confirm any such authorities and consents to any third parties, execute such other documents and do such other things as Manager or Sub-Manager may reasonably request for the purpose of giving full effect to this Agreement and enabling Manager and Sub-Manager to carry out their duties hereunder.

2.3            Each of Manager and Sub-Manager acknowledges that the Containers in Issuer’s Fleet and all proceeds thereof are the property of Issuer, and each of Manager and Sub-Manager agrees to treat such Containers and proceeds as Issuer’s property for tax, accounting and commercial law purposes. Neither the Manager nor the Sub-Manager shall refer to or otherwise deal with the Containers in Issuer’s Fleet except as set forth in this Section 2.3. Neither Manager nor Sub-Manager shall offer or use Issuer’s Containers as security or place or allow any Lessees to place or create a lien (other than a lien arising by operation of law in the ordinary course of business) on Issuer’s Containers. Furthermore, each of Manager and Sub-Manager acknowledges that the Issuer maintains at all times the rights to the underlying Leases with each Lessee, to the extent that such underlying Leases pertain to the Issuers Containers.

2.4            Each Lease of a Container in the Issuer’s Fleet shall contain disclosure that the lessor named therein may not hold title to each Container subject to the terms of such Lease.

2.5            During the term of this Agreement, Manager and Sub-Manager may provide services (similar or dissimilar) directly or indirectly to any other Person or on behalf of any other Person.

2.6            Issuer hereby consents to and agrees that, in performing its duties hereunder, Manager and Sub-Manager may further contract with their respective Affiliates to provide any or all services to be provided by Manager or Sub-Manager as the case may be, provided that Manager shall remain primarily liable for all services which its Affiliates have contracted to perform. Issuer further consents to and agrees that Manager and Sub-Manager shall be entitled to utilize container depots, offshore marketing agents and other third party service providers in the ordinary course of their respective businesses, and to appoint subcontractors who are not its Affiliates to carry out any portion of its duties hereunder; provided, however, that (i) Manager shall remain primarily liable for all such services, and (ii) except to the extent service providers are engaged in the ordinary course of business, neither Manager nor Sub-Manager shall subcontract all, or a substantial portion of, its management duties to any Person which is not its Affiliate without the prior written consent of the Requisite Global Majority. Any such contract shall provide by its terms that it is automatically terminated with respect to an Issuer Container if and when such Issuer Container becomes a Terminated Container.

3.             Duties Of Manager and Sub-Manager.

3.1            Manager shall, in the name of Manager but as agent for and on behalf of Issuer, manage and administer the Containers in the Issuer’s Fleet, arrange the leasing and re-leasing as the case may be and enter into Leases for such Containers, and administer such Leases. In carrying out its duties, Manager shall exercise good faith and fair dealing in pursuing its responsibilities under this Agreement. In purchasing, managing and disposing of Containers for Issuer and handling all funds belonging to Issuer, Manager shall act at all times in accordance with good commercial practice. Without limiting the foregoing, Manager agrees to manage Issuer’s Fleet at a level or standard of care that is no less than Manager (or any of Manager’s Affiliates) uses in managing other containers whether owned by Manager or by others.

Sub-Manager shall, in the name of Sub-Manager but as agent for and on behalf of Issuer, manage and administer the Containers leased out by Sub-Manager, arrange the leasing and re-leasing as the case may be and enter into Leases for such Containers, and administer such Leases. In carrying out its duties, Sub-Manager shall exercise good faith and fair dealing in pursuing its responsibilities under this Agreement. In purchasing, managing and disposing of Containers for Issuer and handling all funds belonging to Issuer, Sub-Manager shall act at all times in accordance with good commercial practice. Without limiting the foregoing, Sub-Manager agrees to manage such Containers at a level or standard of care that is no less than Sub-Manager (or any of Sub-Manager’s Affiliates including the Manager) uses in managing other containers whether owned by Sub-Manager or by others.

Without prejudice to the generality of the foregoing, Manager shall in respect of Issuer’s Fleet and Sub-Manager shall in respect of Containers leased out by Sub-Manager:

(a)            decide the identity of each Lessee, the period of the Leases, the rental or other sums payable thereunder, and seek Lessees and enter into Leases as Lessor on behalf of Issuer, which Leases shall contain the standard terms and conditions that Manager and Sub-Manager use in leasing other containers in the Manager’s Fleet, modified as appropriate in specific situations at the reasonable discretion of Manager and Sub-Manager and at terms and conditions generally prevailing within the container leasing industry. In performing its duties hereunder, the Manager shall use commercially reasonable efforts to comply with the concentration limits set forth in the Indenture;

(b)            perform on behalf of Issuer the obligations of the Lessor under the Leases with respect to the Containers;

(c)            exercise all rights of the Lessor under the Leases with respect to the Containers, including, without limitation, the invoicing of, and use commercially reasonable efforts to collect rental and other payments due from Lessees;

(d)            take any actions that in Manager’s and Sub-Manager’s reasonable judgment are necessary to ensure compliance by Lessees with the terms of their Leases;

(e)            log interchanges of Containers in the Issuer’s Fleet including the return and issue of such Containers from depots;

(f)            inspect, repair, maintain, service and store Containers in the Issuer’s Fleet to the extent Manager or Sub-Manager deems necessary for the purposes of this Agreement or to comply with the Leases;

(g)            except for the provisions of Section 12 of this Agreement, and Section 606 of the Indenture, not sell Containers in the Issuer’s Fleet;

(h)            not permit any liens to attach to the Containers in the Issuer’s Fleet, other than(w) liens under the Intercreditor Agreement, (x) the Leases, (y) other liens approved by Issuer and the Requisite Global Majority, and (z) liens arising by operation of law in the ordinary course of business;

(i)             cooperate with Issuer using the Containers in the Issuer’s Fleet as collateral in providing information on a reasonable basis, to the Persons and at the times specified in the Indenture;

(j)             cooperate with Issuer in providing supplemental information concerning the operation of the Issuer’s Fleet as reasonably requested by Issuer pursuant to the Intercreditor Agreement;

(k)            timely pursue, (i) on behalf of Issuer, all reasonable actions against the manufacturer(s) of any Containers in the Issuer’s Fleet in the event of a claim under any applicable manufacturer’s warranty, and (ii) on behalf of Issuer, all reasonable actions against any depots and/or lessees that perform non standard or non IICL repairs and/or modifications to the Containers;

(l)             provide such incidental services not specifically set out herein as may be reasonably necessary to the operation of the Issuer’s Fleet;

(m)           to the extent prudent in Manager’s and Sub-Manager’s business judgment, and at Issuer’s expense, reposition Containers at Issuer’s expense from time to time in effect for the purpose of maintaining the maximum lease out performance for Issuer’s Containers;

(n)            obtain insurance in accordance with the provisions of Section 8.16 hereof and in respect of any matters which Manager considers necessary or prudent, including, without limitation, public liability insurance;

(o)            ensure that each Issuer Container carries its Container Identification Number and other markings as may be required for its operation in marine and intermodal shipping;

3.2            In performing its duties pursuant to this Agreement and providing the services described herein, Manager shall operate the Issuer’s Fleet, and Sub-Manager shall operate the Containers in the Issuer's Fleet leased out by Sub-Manager, in accordance with reasonable business practice and without regard to the ownership thereof, and no preference will be afforded for or against the Issuer’s Fleet or such Containers, it being understood however, that particular lessees may prefer containers of particular age and type and that neither Manager nor Sub-Manager shall be deemed to violate this Section 3.2 if it accommodates such customer preferences.

3.3            Subject to the provisions of Sections 3.1 and 3.2, each of Manager and Sub-Manager shall be entitled to exercise commercially reasonable discretion as to the manner of performance of its duties and the exercise of its rights under this Agreement. In the course of exercising its management responsibilities, each of Manager and Sub-Manager may engage storage depots, inspection agents, container repair contractors or any of its Affiliates for marketing services, administrative support for Manager’s and Sub-Manager’s operations, or coordination with storage depots; provided that, neither Manager nor Sub-Manager shall permit any of its Affiliates (except Manager or Sub-Manager) to enter into any Leases or collect any of the Issuer’s receipts, including Gross Revenue, Miscellaneous Owner Proceeds, Casualty Proceeds and Sales Proceeds, without the prior written consent of Issuer and the Indenture Trustee (acting at the direction of the Requisite Global Majority). In addition, in areas where Manager or Sub-Manager does not operate an office, each of Manager and Sub-Manager (as the case may be) may engage sales agents, which sales agents may be Affiliates of Manager or Sub-Manager. During the Term of this Agreement, Manager and Sub-Manager may provide container purchasing, management, sales, leasing and re-marketing services directly or indirectly to any other Person or on behalf of any other Person, subject at all times however, to the provisions of Section 3.1 and 3.2.

3.4            Without limiting any other term or condition set forth in this Agreement, if the Manager is unable to perform any of its duties under this Agreement or if any Affiliate is unable to perform any of the duties for which it is engaged as set forth in Section 3.1 hereof, Sub-Manager acknowledges and agrees that it will perform such duties and obligations on behalf of the Manager or any such Affiliate, and the Issuer hereby consents to the performance of such duties by Sub-Manager.

3.5            (a)           The Manager shall provide the Issuer, the Manager Transfer Facilitator, the Administrative Agent and the Indenture Trustee with prompt written notice of the occurrence, but in any event such notice shall be delivered no later than five (5) Business Days after the Manager shall have received notice, or become aware of the occurrence of any of a Back Up Manager Event.

(b)            If a Back-Up Manager Event has occurred and is continuing, the Manager shall cooperate with the Manager Transfer Facilitator in performing its duties under the Manager Transfer Facilitator Agreement and shall negotiate in good faith to implement a back-up manager agreement. The Manager will work with the Back-up Manager (as defined in the Manager Transfer Facilitator Agreement) to map and test data systems such that the Back-up Manager will be able to function as the Replacement Manager in accordance with Section 10 hereof; provided, however, such mapping shall be blind mapping with no customer or fleet data provided unless an Event of Default shall have occurred and then be continuing.

3.6            The Manager acknowledges that the Manager or an Affiliate thereof is holding the Leases, to the extent they relate to the Issuer Containers, on behalf of, and for the benefit of, the Issuer, which in turn has granted a security interest in such Leases to the Indenture Trustee. None of the Leases that constitute or evidence the Collateral have any marks or notations that are inconsistent with Issuer's ownership interest or the Indenture Trustee's security interest in such Leases.

4.             Term.

4.1            The Agreement shall take effect as of the Effective Date and, subject to the provisions of Section 9 and 10, shall remain in effect with respect to each Container in the Issuer’s Fleet until the earliest of (a) a Casualty Loss with respect to such Container, (b) the sale of such Container, or (c) the date such Container becomes a Terminated Container. However, the terms of: Sections 3, 4, 5, 6, 7 and 8, with respect to the rights and obligations of the parties arising or accruing prior to the time all of the Containers in Issuer’s Fleet (or Substitute Containers for one or more thereof) become Terminated Containers and Sections 10, 12, 13, and 15 (to the extent required to implement the other Sections referred to in this sentence), shall survive termination of this Agreement.

4.2            No later than ninety (90) days prior to the end of the Term with respect to any Container, Issuer shall advise Manager whether Issuer prefers Manager to either: (i) sell such Container (in which case Manager shall be entitled to a commission pursuant to Section 5.2); or (ii) return the Container to Issuer, in each case pursuant to Section 12. If Issuer fails to provide such notice on a timely basis, Manager shall sell the Container.

5.              Remuneration to Manager.

Issuer shall pay to Manager on each Payment Date, the following fees from amounts on deposit in the Trust Account in accordance with the priority of payments set forth in Section 302 or 806 of the Indenture ( the sum of the amount set forth in Section 5.1 and Section 5.2, the “Total Manager Fee”):

5.1            A fee (“Management Fee”) for the related Collection Period equal to (i) ten percent (10.0%) of NOI for the related Collection Period for Issuer’s Containers on Term Leases, and (ii) two percent (2.0%) of all Finance Lease payments actually received by the Manager during the related Collection Period.

5.2            A commission (“Sales Commission”) with respect to a Container Sale or Container Disposal shall mean a flat fee of ten percent (10.0%) of the Sales Proceeds with respect to a Container Sale or Container Disposal, except in case Container Sale is arranged, negotiated and made by Issuer to a third party independent from Manager’s or Sub-Manager’s service provided herein, to the extent Manager or Sub-Manager continues to manage such Container under the terms of this Agreement.

Notwithstanding the foregoing, no Sales Commission shall be earned or be payable for a Container Sale or Container Disposal to Manager or Sub-Manager or any Affiliate of Manager or Sub-Manager.

5.3            Manager shall be solely responsible for all fees, commissions, or other payments to Sub-Manager for services rendered by Sub-Manager hereunder or otherwise on behalf of Manager, and Sub-Manager agrees that Issuer shall not be obligated to Sub-Manager for any such payments. Sub-Manager shall be solely responsible for fees, commissions, or other payments to Manager for services rendered by Manager on behalf of Sub-Manager, and Manager agrees that Issuer shall not be obligated to Manager for any such payments.

5.4            Manager may (but shall not be obligated to), on Issuer’s behalf, in the event that the funds in the Trust Account, the Restricted Cash Account, any Series Account or any other account established pursuant to the Indenture are insufficient on any Determination Date to make any payment due by Issuer on the related Payment Date, make an advance to the Indenture Trustee for deposit into the Trust Account for any shortfall (a “Manager Advance”); provided that (i) such Manager Advance is deemed by Manager, in the reasonable exercise of its discretion, to be recoverable and (ii) the aggregate amount of such Manager Advances outstanding at any point in time does not exceed fifty percent (50%) of the then unpaid balance of all Lease receivables of the Issuer which are less than ninety (90) days delinquent; provided further, that the Manager shall not make any Manager Advance unless there are sufficient Lease receivables due from Lessees that are not insolvent or subject to bankruptcy proceedings or otherwise in default of such Lessees’ obligations under its respective Lease to repay such Manager Advance in full. Manager shall be reimbursed for Manager Advances on each Payment Date in accordance with the priority of payments in Sections 302 and 806 of the Indenture.

6.             Indemnity.

6.1            Issuer shall defend, indemnify and hold Manager and its Affiliates and their respective shareholders, officers, directors, Agents and employees (collectively, “Manager Indemnified Parties”) harmless from and against any Claims or Losses (“Claims and Losses” which is defined as including all claims, actions, damages, expenses, losses or liabilities, including, without limitation, reasonable attorneys’ fees and other out-of-pocket expenses incurred in defending against such Claims) asserted against or incurred by Manager or any Manager Indemnified Party and arising with respect to the Containers in Issuer’s Fleet, to other matters contemplated by this Agreement and/or offerings of equity interests in Issuer or its Affiliates, transactions or contracts entered into by Issuer and/or its Affiliates relating to the matters set forth in this Agreement; provided, however that the foregoing indemnity shall not apply to any Claims or Losses caused by or arising from the negligence, willful misconduct or breach of this Agreement by a Manager Indemnified Party or any material misrepresentation by any Manager Indemnified Party. Manager hereby subordinates its claims under this Section 6.1 to all claims which have priority in payment under Section 302 of the Indenture, and further agrees that any such claims shall only be payable at the times and in the amounts for which funds are available for such purpose pursuant to Section 302 of the Indenture.

6.2            Manager shall defend, indemnify and hold Issuer, the Indenture Trustee and each of their shareholders, officers, directors, and employees and their respective Affiliates, shareholders, directors, officers and employees (collectively, “Issuer Indemnified Parties”) harmless from and against any and all Claims and Losses asserted against or incurred by any Issuer Indemnified Party and arising from the negligence (it being understood that decisions made by Manager in good faith using its business judgment shall not be deemed to constitute negligence), willful misconduct, Event of Default by Manager, Sub-Manager or any of its Affiliates, or by any material misrepresentation of Manager, Sub-Manager or any of its Affiliates in connection with this Agreement or in connection with the use, management, operation, possession, control, maintenance or repair of the Containers in Issuer’s Fleet; provided that the foregoing indemnity shall not apply to any Claims or Losses to the extent caused by or arising from the negligence or willful misconduct or breach of this Agreement by an Issuer Indemnified Party or any material misrepresentation made by an Issuer Indemnified Party.

6.3            Sub-Manager shall defend, indemnify and hold Issuer, the Indenture Trustee and the Issuer Indemnified Parties harmless from and against any and all Claims and Losses asserted against or incurred by any Issuer Indemnified Party and arising from the negligence, willful misconduct, Event of Default by Sub-Manager, or by any material misrepresentation of Sub-Manager in connection with this Agreement or in connection with the use, management, operation, possession, control, maintenance or repair of the Containers in Issuer’s Fleet; provided that the foregoing indemnity shall not apply to any Claims or Losses to the extent caused by or arising from the negligence (it being understood that decisions made by Sub-Manager in good faith using its business judgment shall not be deemed to constitute negligence) or willful misconduct or breach of this Agreement by an Issuer Indemnified Party or any material misrepresentation made by an Issuer Indemnified Party.

7.             Payments To/From Issuer.

7.1            Intercreditor Agreement. At such time as the Issuer is a party to the Intercreditor Agreement, rental payments and other payments relating to the Issuer Containers shall be billed, collected and disbursed as provided in such Intercreditor Agreement.

7.2            Payments to Manager. During the Term of this Agreement and until all Containers become Terminated Containers, the Manager may, so long as no Event of Default is continuing, pay itself fees owing to it from the Manager’s Account. The Manager shall on a weekly basis remit to the Trust Account: (i) the ONOI for all Containers in the Issuer's Fleet for the immediately preceding week, and (ii) the Miscellaneous Owner Proceeds, Sales Proceeds, Issuer’s share of Casualty Proceeds and Indemnification Proceeds for all Issuer Containers for the immediately preceding week to Issuer. Manager may make weekly distributions based on reasonable estimates of ONOI, Sales Proceeds, the Issuer's share of Casualty Proceeds and Indemnification Proceeds, provided that any such estimates are reconciled based on actual data at the time of the Manager Report describing ONOI for any Collection Period.

7.3            Reimbursement for Expenses. If the NOI is less than zero for any calendar month, the Manager will deduct the amount of any deficit between the Gross Revenues received and the Operating Expenses accrued for such calendar month (the “Deficit”) from future amounts to be remitted by the Manager to the Issuer. Manager may also (in its discretion) make a Manager Advance to Issuer pursuant to Section 5.4, to pay part or all of any Deficit. Any such Manager Advance shall be repaid by Issuer in accordance with the Intercreditor Agreement and Section 302 or 806 of the Indenture.

7.4           Withholding Tax.

(a)            Except as provided in Subsection 7.4(b) below, if at any time during the Term of this Agreement, the Manager is required by law to make any deduction or withholding on account of any tax, assessment or other governmental charge with respect to ONOI or any other amount payable by the Manager to Issuer hereunder, the Manager shall thereupon be entitled to make the deduction or withholding, up to the amount required by law, and any amount so deducted or withheld by the Manager and paid by the Manager to the applicable taxing authority pursuant to and in accordance with the deduction or withholding requirement shall be deemed to have been paid by the Manager to Issuer in satisfaction of the requirements of this Agreement. If, notwithstanding the foregoing, Manager is obligated to pay any withholding or other amounts on behalf of Issuer, Issuer shall indemnify Manager and hold Manager harmless from and against any such obligations.

(b)            Issuer and Manager each agree to execute and deliver all such documents and instruments, and to take all such action, as the other party shall reasonably request to minimize amounts to be deducted or withheld pursuant to the tax deduction or withholding requirement or to obtain an exemption from the deduction or withholding requirement and to effect any necessary compliance therewith.

7.5           Manager may, at its option, offset and deduct, from amounts received or held by Manager for the credit of Issuer, any amount referred to in this Agreement which is incurred by Manager, paid by Manager and otherwise due from Issuer to Manager under this Agreement.

7.6           Absolute Obligation. Except as permitted in this Section 7, Manager’s obligation under this Section 7 to deposit any amount to the Issuer's Bank Account shall be absolute and unconditional and all payments thereof shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim or any circumstance, recoupment, defense or other right which Manager may have against Issuer or any other Person for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including without limitation, (i) any defect in title, condition, design or fitness for use, or any damage to or loss or destruction, of any Issuer Container, (ii) any insolvency, bankruptcy, moratorium, reorganization or similar proceeding by or against Manager or any other Person, or (iii) any other circumstance, happening or event whatsoever, whether or not unforeseen or similar to any of the foregoing. All amounts held by the Manager in the [Manager Collection Account] which are the property of the Issuer shall be held in trust for the benefit of the Issuer, and the Issuer and its owners shall be treated as owners of such amounts for U.S. tax and other purposes.

8.             Reports/Books and Records/Inspection.

8.1            Manager Report. On or prior to each Determination Date, Manager will deliver to Issuer and the Administrative Agent a Manager Report, and such other reports as Issuer may agree to provide pursuant to any Indenture Supplement.

8.2            Asset Base Report. On or prior to (i) each Determination Date and (ii) any date on which an advance of funds is made to Issuer under any Supplement, Manager will deliver to Issuer, the Indenture Trustee, and the Administrative Agent an Asset Base Report, calculated using the data available to Manager (x) with respect to the Asset Base Report delivered on each Determination Date, as of the end of the immediately preceding Collection Period, and (y) with respect to the Asset Base Report delivered on each advance date, as of the date of such Asset Base Report and after giving effect to such advance.

8.3            Other Reports. Manager will deliver to Issuer and the Administrative Agent any other reports required under any Supplement at the times specified in such Supplement.

8.4            Annual Insurance Confirmation. Upon the request of the Administrative Agent, Manager shall provide annual confirmation of the renewal of insurance required by Section 8.14 hereof (of if such insurance is not available on commercially reasonable terms such insurance as is available on a commercially reasonable basis) before November 30 each year and shall forward copies of all certificates evidencing renewal to the Issuer, the Indenture Trustee, the Administrative Agent and each Series Enhancer promptly after receipt.

8.5            Back-up Data Files. No more than seven (7) business days following each Determination Date, Manager will deliver to Manager Transfer Facilitator the Back-up Data Files described in Section 3(f) of the Manager Transfer Facilitator Agreement.

8.6            Manager shall maintain, at Sub-Manager’s California USA offices, the books and records of Manager and Sub-Manager with respect to the Issuer’s Fleet as it maintains for the Manager Fleet and the leasing thereof. Manager and Sub-Manager shall notify Issuer of any change in the location of Manager’s or Sub-Manager’s books and records.

8.7           Manager and Sub-Manager shall provide Issuer with such information as Issuer may reasonably require and as may be readily accessible to Manager or Sub-Manager at no additional cost to Manager or Sub-Manager to complete Issuer’s tax returns.

8.8           Inspection of Books and Records. Upon reasonable request, Manager shall make available to Issuer, the Administrative Agent and the Manager Transfer Facilitator, for inspection and copying, its books, records and reports relating to the Issuer Containers and copies of all Leases or other documents relating thereto, all in the format which Manager uses for the Manager's Fleet. Such inspections shall be conducted during normal business hours and shall not unreasonably disrupt Manager’s business. Manager shall grant Issuer, the Manager Transfer Facilitator and the Administrative Agent access to Manager’s computer systems and data contained therein, but not copies of the software itself. The Issuer shall pay for the cost of one such visit in any calendar year by the Administrative Agent and the Manager Transfer Facilitator. The Issuer, the Manager Transfer Facilitator and the Administrative Agent, shall have the right, upon reasonable request, to inspect the Issuer Containers at any time, upon reasonable notice and to the extent Manager has access thereto, subject to the Leases, including without limitation the right of quiet enjoyment of the respective Lessees, and provided such inspection does not interfere with utilization of the Issuer Containers in the ordinary course of business.

8.9           Notices Regarding Events of Default; Securities Filings; Proceedings. The Manager will deliver to the Issuer, the Indenture Trustee, the Manager Transfer Facilitator and the Administrative Agent:

(a)            Immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default or which, with notice and lapse of time, would become an Event of Default, a written notice describing its nature and period of existence and what action the Manager is taking or proposes to take with respect thereto; and

(b)           Promptly upon the Manager’s becoming aware of:

(i)            any threatened or pending investigation of it by any Governmental Authority or agency that: (i) pertains to Manager, Sub Manager or Issuer particularly, and (z) involves the possibility of materially and adversely affecting a material portion of the Issuer Containers or the business or financial conditions of the Manager; or

(ii)            any threatened or pending court or administrative Proceeding which individually or in the aggregate involves the possibility of materially and adversely affecting a material portion of the Issuer Containers or the business or financial conditions of the Manager, a written notice specifying the nature of such investigation or proceeding and what action the Manager is taking or proposes to take with respect thereto and evaluating its merits.

8.10         Annual Independent Accountants’ Reports. By not later than May 31 of each year, the Manager shall, at its own cost, cause a firm of nationally recognized independent certified public accountants (who may also render other services to the Manager or any of its Affiliates) (the “Independent Accountants”), to deliver to the Indenture Trustee, the Issuer, and the Administrative Agent with respect to the fiscal year end preceding the date of such request, a statement (the “Accountants’ Report”) addressed to the Manager, the Issuer, the Indenture Trustee and the Administrative Agent, specifying the results of the application of such agreed-upon procedures as the Administrative Agent shall specify from time to time relating to the mathematical accuracy of three randomly selected Manager Reports and Asset Base Reports, tracing the mathematical correctness of the calculations of the following other supporting documents: (i) with respect to the Manager Reports, the (A) Gross Revenue for the Issuer Containers, (B) Operating Expenses for the Managed Containers and (C) Management Fees; and (ii) with respect to the Asset Base Reports, the Net Book Value or Finance Lease Value of Eligible Containers, and setting forth whether any exceptions or errors in such reports were found, In the event such Independent Accountants require the Indenture Trustee to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 8.10, the Manager shall direct the Indenture Trustee in writing to so-agree; it being understood and agreed that the Indenture Trustee will deliver such letter of agreement in conclusive reliance upon the direction of the Manager, and the Indenture Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures. Issuer and Manager agree that the Indenture Trustee may rely on the provisions of this Section 8.10 as third party beneficiary.

8.11         Reports Regarding Term Notes. The Manager shall furnish or cause to be furnished to each Person who is identified by the Note Registrar (to the extent provided therein) to the Manager as a Person who was a holder of Term Notes at any time during such year and the Indenture Trustee, within a reasonable time after the end of each calendar year, a report setting forth the amount of principal and interest paid on each Note during such year and such other customary factual information as any such holder of Term Notes reasonably requests from time to time, to enable such holders of Term Notes to prepare their tax returns. In addition, if any class of Term Notes is issued with original issue discount, the Manager shall provide or cause to be provided to the IRS and the holders of such Term Notes information statements with respect to original issue discount as required by the Code or as such Noteholders may reasonably request from time to time.

8.12         NO ISSUER WARRANTIES. THE ISSUER CONTAINERS ARE BEING DELIVERED BY ISSUER TO MANAGER “AS IS”. ISSUER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ISSUER CONTAINERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

8.13         LIMITATIONS ON MANAGER WARRANTIES. MANAGER WARRANTS THAT IT WILL CARRY OUT ITS SERVICES WITH REASONABLE CARE AND SKILL. THIS EXPRESS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED. UNDER NO CIRCUMSTANCES SHALL MANAGER HAVE ANY LIABILITY TO ISSUER FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND.

8.14         Insurance.

8.14.1       Lessee/Depot Insurance. Manager shall require that all Lessees and Container depots insure (via third-party insurance, or self insurance when acceptable to Manager) the Issuer Containers against all normally insurable risks (including, but not limited to, liability, loss, damage and recovery cost) while the Issuer Containers are under the control of such Person.

8.14.2       Contingency Insurance. Manager, to the extent commercially reasonable and obtained and maintained by Manager for the fleet as a whole, shall obtain from financially sound and reputable insurers and maintain in force contingency insurance (the “Contingency Insurance”) with respect to the Issuer Containers upon such terms, in such amounts, against such risks and with such deductibles as is maintained by Manager for the Fleet as a whole. Such Contingency Insurance may provide coverage when: (i) recoveries are not effected under any policies in force pursuant to Section 8.14.1 hereof, and/or (ii) any Issuer Container is not returned to Manager by a defaulting Lessee (including costs of recovering such Issuer Containers), or (iii) the Lessee or Container depot fails to obtain insurance as provided under Section 8.14.1 hereof. Such Contingency Insurance may be effected by a policy which covers the entire Fleet, and shall include an additional insured and loss payee endorsement in favor of the Indenture Trustee with respect to the Issuer Containers. Manager will notify the Issuer, the Indenture Trustee and the Administrative Agent if it does not carry such insurance within thirty (30) days after ceasing to carry the same.

8.14.3       Receipt of Insurance Proceeds. Manager shall receive and remit to Issuer all monies payable under such policy or policies of insurance as described in Sections 8.14.2 and 8.14.3 hereof, whether effected by Manager, depots or Lessees, into the Trust Account, for distribution pursuant to the Indenture.

8.14.4       No Liability of Manager. Manager shall have no liability for any loss, damage, recovery cost or other cost or expense whatsoever with respect to such lost or destroyed Issuer Containers, whether or not covered by insurance.

9.             Termination.

9.1           Issuer shall have the right to terminate this Agreement by delivering a Termination Notice to Manager in accordance with and under the circumstances permitted by Section 10.2 hereof.

9.2           If this Agreement is terminated pursuant to Section 9.1, termination of this Agreement shall be without prejudice to the rights and obligations of the Parties that have accrued prior to such termination and shall be in addition to any other rights and remedies the Parties may have at law or in equity. In the event this Agreement is terminated and/or one or more Containers become Terminated Containers, Manager (as to Issuer’s Fleet) and Sub-Manager (as to Containers leased out by Sub-Manager) must continue to manage the remaining Issuer Container(s) that have not become Terminated Containers under the terms of this Agreement and Manager shall be paid the compensation provided under this Agreement until all such Containers have been: (i) redelivered to a Manager or Sub-Manager depot or at Issuer’s expense to another depot designated by Issuer if instructed in writing by Issuer and sold as instructed in writing by Issuer; or (ii) transferred to another manager as instructed in writing by Issuer. Except in the case where Issuer transfers the management of any or all Issuer’s Containers to another manager, notwithstanding any other provision hereof, if any Container is subject to a Lease at a time when this Agreement would otherwise terminate as to such Container by reason of Section 9.1 of this Agreement, this Agreement shall continue as to such Container until such Container becomes a Terminated Container.

9.3            Notwithstanding Sections 9.1 and 9.2 above, those provisions specifically identified in this Agreement as surviving a termination of this Agreement shall survive a termination, including the rights and liabilities of the Parties with respect to the Containers until each such Container has become a Terminated Container.

9.4            Manager Resignation. The Manager may not resign from its obligations and duties as Manager hereunder, except (i) with the prior written consent of the Issuer and the Indenture Trustee (acting at the direction of the Requisite Global Majority) or (ii) upon a determination by the Manager that the performance by Manager of its duties under this Agreement is no longer permissible under Applicable Law, which determination shall be evidenced by an Opinion of Counsel, in form and substance reasonably satisfactory to the Issuer and the Indenture Trustee (acting at the direction of the Requisite Global Majority), to such effect delivered to the Indenture Trustee, the Administrative Agent and the Manager Transfer Facilitator. No such resignation shall, to the extent consistent with Applicable Law, become effective until a Replacement Manager has assumed the responsibilities of the resigning Manager in accordance with the terms of this Agreement, the Indenture and the other Related Documents.

10.           Events of Default.

10.1          The occurrence of any of the events set forth in Sections 10.1.1 through 10.1.14 below shall each constitute an “Event of Default” under this Agreement.

10.1.1       (A) The failure of Manager or Sub-Manager to make payments or deposit when due hereunder (including, without limitation, Manager’s failure to make any deposit to the Issuer’s Bank Account when due) if such failure shall continue for a period of three (3) Business Days after delivery of written notice of demand thereof by the Party entitled to payment or (B) the failure of Sub-Manager to deposit the sums described in the definition of “Sub-Manager’s Account” to the Manager’s Account at the time stated in such definition;

10.1.2       Manager or Sub-Manager shall fail to deliver a Manager Report or an Asset Base Report within three (3) Business Days after the due date thereof;

10.1.3       Manager or Sub-Manager shall (i) fail to deliver any report (other than those described in Section 10.1.2) within fifteen (15) days after the due date thereof or (ii) fail to perform or observe, or cause to be performed or observed, in any material respect any other covenant or agreement contained herein that is not specifically addressed in this Section 10.1, which failure materially and adversely affects the rights of the Issuer, Noteholders, the Indenture Trustee, or the Administrative Agent, and which failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) an officer of Manager has actual knowledge thereof or (ii) Manager receives notice thereof;

10.1.4       Any representation or warranty made by Manager or Sub-Manager in this Agreement, or in any certificate, report or financial statement delivered by it pursuant hereto proves to have been untrue in any material and adverse respect when made and continues unremedied for a period of thirty (30) days after the earlier to occur of (i) an officer of Manager or Sub-Manager has actual knowledge thereof or (ii) Manager or Sub-Manager receives notice thereof;

10.1.5       Manager or Sub-Manager shall cease to be engaged in the container management business;

10.1.6       Manager or Sub-Manager shall be adjudicated or found bankrupt or insolvent by any competent court in an involuntary Insolvency Proceeding or an order shall be made by a competent court or a resolution shall be passed for the winding-up or dissolution of Manager or Sub-Manager or a petition shall be presented to, or an order shall be made by, a competent court for the appointment of an administrator of Manager or Sub-Manager, and, in the case of such involuntary Insolvency Proceeding, such adjudication, finding, order or petition shall not have been stayed, vacated or dismissed within sixty (60) days after the making of such adjudication, finding, or order, or the presentation of such petition;

10.1.7       Manager or Sub-Manager shall suspend payment of its debts generally or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall commence an Insolvency Proceeding or shall take any company action in furtherance of any such action;

10.1.8       Except as permitted by Section 2.6 hereof, Manager or Sub-Manager assigns or delegates its responsibilities under this Agreement;

10.1.9       A judgment against Manager or Sub-Manager which results in a Material Adverse Change with respect to the Manager and which is not covered by insurance, unless such judgment has been bonded or otherwise stayed on appeal and is satisfied within thirty (30) days after becoming final (after expiration of all appeals); or

10.1.10     Any event described in clause (5) of Section 1101 of the Indenture shall have occurred and such event shall not have been permanently rescinded or waived within sixty (60) days thereafter by the holders of the applicable indebtedness.

10.1.11     A default under any Indenture Supplement occurs with respect to the Consolidated Leverage Ratio or the Consolidated EBIT to Consolidated Cash Interest Expense Ratio of Sub-Manager as set forth in such Indenture Supplement.

10.1.13     The Performance Guaranty is terminated or rescinded or the guarantor under the Performance guaranty disclaims or attempts to disclaim liability thereunder.

10.1.14     The Manager shall fail to deliver to the Manager Transfer Facilitator the Back-up Data Files within seven (7) Business Days after when due pursuant to Section 8.4 hereof.

10.1.15     A Change of Control shall occur.

10.2          Termination. If an Event of Default with respect to Manager or Sub-Manager (a "Manager Default") shall have occurred and be continuing, and any Notes are then Outstanding, the Indenture Trustee, acting at the direction of the Requisite Global Majority and in the Requisite Global Majority’s discretion, shall have the right (upon notice to the Manager Transfer Facilitator), in addition to other rights or remedies that the Issuer or its assignee may have under any Applicable Law or in equity to: (i) terminate this Agreement with respect to Terminated Containers, (ii) appoint a Replacement Manager selected by the Requisite Global Majority to manage the Terminated Containers, and (iii) appoint an independent auditor, of national reputation and mutually acceptable to the Issuer and the Requisite Global Majority, to verify that all prior Manager Reports and Asset Base Reports prepared by the Manager are in accordance with this Agreement. Notwithstanding anything contained herein to the contrary, (A) this Agreement shall continue in full force and effect with respect to an Issuer Container until such time as such Issuer Container becomes a Terminated Container, and Manager shall continue to manage such Issuer Container pursuant to the terms and conditions of this Agreement, until the date such Issuer Container becomes a Terminated Container, and (B) Indenture Trustee, acting at the direction of the Requisite Global Majority, shall have no right to recover possession or control of any Issuer Container prior to the date such Issuer Container becomes a Terminated Container. Promptly after a Issuer Container becomes a Terminated Container, unless such Terminated Container is lost or unrecoverable, Manager shall: (1) deliver to the Indenture Trustee a report of the location of such Terminated Container, and (2) unless such Terminated Container is subject to a Finance Lease, procure the return of such Terminated Container to Issuer in the depot where such Terminated Container is located. In the case of a Terminated Container which is subject to a Finance Lease, Manager shall promptly assign Manager’s interest in such Finance Lease (to the extent that it pertains to an Issuer Container) to Issuer or such other party as Issuer shall designate in writing to Manager (which assignee the Issuer hereby agrees shall be the Indenture Trustee or its designee). The Indenture Trustee, acting at the direction of the Requisite Global Majority, shall also have the right in its sole discretion to waive any Manager Default and the remedies available as a consequence thereof.

Notwithstanding the foregoing, under no circumstances shall any Party be liable to any other Party for any indirect or consequential damages.

Upon the occurrence of a Manager Default, the Issuer (acting at the direction of the Requisite Global Majority) may direct that a Shifting Control Notice be delivered pursuant to the Intercreditor Agreement.

10.3         Power of Attorney.

(a)            After the occurrence and during the continuance of a Manager Default, if the Notes of any Series are then Outstanding, Manager irrevocably, and by way of security to Issuer for the obligations of Manager herein, appoints Issuer and the Indenture Trustee to be its attorney-in-fact, with full power of substitution on behalf of Manager and in its name or otherwise to execute any documents, and to give any notice and to do any act or thing which Manager is obliged to execute or do under this Agreement. Manager hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do or propose to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to in this Section 10.3, it being understood that the Indenture Trustee shall not be obligated to take any actions unless it receives the written direction of the Requisite Global Majority.

(b)            With respect to Terminated Containers only, the Manager hereby irrevocably constitutes and appoints the Issuer and Indenture Trustee, with full power of substitution, as its true and lawful attorney fact with full irrevocable power and authority in the place and stead of the Manager and in the name of the Manager or in its own name, for the purpose of carrying out the terms of this Agreement, to take (subject to the limitations set forth below) any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Manager hereby gives the Indenture Trustee the power and right, on behalf of the Manager, without notice to or assent by the Manager (subject to the limitation set forth below), to do any or all of the following: at any time, in the name of the Manager or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instrument, general intangible or contract or with respect to any other collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Indenture Trustee or any Series Enhancer for the purpose of collecting any and all such moneys due under any account, instrument, general intangible or contract with respect to the Issuer Containers and the other Collateral whenever payable.

10.4          Lessee Rights. In no event shall Manager be required to act in any manner inconsistent with the rights of Lessees under any Leases related to the Issuer Containers, including without limitation the rights of such Lessees to quiet enjoyment of their leasehold interests under such Leases.

10.5          Rights Cumulative; Issuer Costs. Termination of this Agreement shall be without prejudice to the rights and obligations of the parties which have accrued prior to such termination; provided, however, that any amount then due to Manager shall be reduced by the reasonable and necessary out-of-pocket costs incurred by Issuer, the Indenture Trustee or the Requisite Global Majority (excluding management fees and any other costs incurred within the ordinary scope of management and operation of the Terminated Containers) in connection with the removal and replacement of Manager as manager of the Terminated Containers.

10.6          Waiver of Event of Default. The prior written consent of the Requisite Global Majority must be obtained in order to waive any Event of Default or any or all of its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. No delay by the Requisite Global Majority or of its assigns, shall constitute any such waiver or prejudice the Requisite Global Majority in exercising any right, power or privilege arising out of such Event of Default.

10.7          Manager’s Cooperation. The Manager agrees to cooperate with the Manager Transfer Facilitator and any Replacement Manager in effecting the termination and transfer of the responsibilities and rights of the Manager, as the case may be, hereunder, and the transfer thereof to the Replacement Manager, including, without limitation, the preparation, execution and delivery of any and all documents and other instruments, the execution and delivery of assignments of financing statements, and the transfer to the Replacement Manager for administration by it of all cash amounts which shall at the time be held by the Manager or thereafter received with respect to the Issuer Containers. The Manager hereby agrees to transfer to the Manager Transfer Facilitator and any Replacement Manager copies of its electronic records and all other records, correspondence and documents relating to the Issuer Containers in the manner and at such times as the Manager Transfer Facilitator and any Replacement Manager shall reasonably request and do any and all other acts or things necessary or appropriate to effect the purposes of termination; provided, however, that the Manager shall not be required to transfer or otherwise make available any Leases (or terms thereof) relating to the Terminated Containers.

11.           Capital Improvements.

Issuer acknowledges that the cost of any Capital Improvement made to any Container in the Issuer’s Fleet is the sole responsibility of Issuer. If it is necessary, in Manager’s reasonable opinion, to make Capital Improvements to any of the Containers in the Issuer’s Fleet in order for such Containers to conform to prevailing regulatory and commercially acceptable standards generally accepted within the container leasing and intermodal shipping industries.

12.           Return of Containers.

12.1          At any time after the Term of this Agreement, Issuer may either: (i) directly sell; (ii) instruct Manager in writing (or pursuant to the terms of Section 5.2) to sell all or some of the Containers in the secondary market (Container Sale). In such case the Manager is entitled to its compensation pursuant to Section 5.2.

12.2          Within thirty (30) Business Days of the expiration or earlier termination of this Agreement as to any Container covered hereunder , if such Container has not been subject to a Casualty Loss or Container Disposal event or Container Sale, Manager shall: (i) deliver to Issuer a report of the location or Lessee of such Container, (ii) if instructed by Issuer in writing, with respect to off-lease Containers, deliver to the Person holding such Container, Manager’s authorization to release such Container to Issuer or its assignee.

12.3          Manager shall cooperate fully with Issuer in transferring the Terminated Containers (including any Substitute Containers) which have not been subject to a Casualty Loss, Container Disposal or Container Sale to Issuer or Issuers’ assignee, including, but not limited to: (i) making available all books and records pertaining to such Containers including lease information, Lessee information including all applicable computer data and records, and (ii) taking any other action as may be reasonably requested by Issuer or its assignee, at Issuer’s or such assignee’s sole expense, to ensure the orderly transfer of such Containers, including relocating such Containers, if such relocation is necessary. To the extent not payable by a Lessee and if determined by Issuer to be necessary, all costs of transporting, relocating, redelivering and storing such Containers shall be borne by Issuer.

12.4          Prior to and following any termination of this Agreement and/or any Container becoming a Terminated Container, Manager shall continue on Issuer’s behalf to pay all Operating Expenses and shall remit to Issuer all Sales Proceeds, Casualty Proceeds, Miscellaneous Owner Proceeds, and any other proceeds due to Issuer under the terms of this Agreement with respect to the Containers remaining under this Agreement, and Manager shall be compensated for such services in accordance with the terms of this Agreement.

13.           Confidentiality.

13.1          “Confidential Information” means:

(a)            any and all information or data, whether written, oral, maintained on a computer or otherwise, and copies and reproductions thereof, about or concerning the ownership, business, operations or assets of a Party or any of its Affiliates (collectively, a “Disclosing Party”), including, but not limited to all lists, records, reports, interpretations, forecasts, records, financial and/or market information, technical data, drawings, photographs, specifications, trade secrets, proprietary information, processes, customer lists, names, habits and practices of customers, marketing methods and related data, names of vendors or suppliers, costs of material, prices of products or services, manufacturing and sales costs, compensation paid to employees and other terms of employment, and any other confidential information or proprietary data of any kind, nature or description relating to the Disclosing Party to which the other Party (as the “Receiving Party”) has access or which is furnished to Receiving Party by Disclosing Party, or any director, employee, agent, advisor, attorney, accountant, or consultant of Disclosing Party, and

(b)            all notes, analyses, compilations, studies, interpretations and other documents to the extent they contain Confidential Information.

Confidential Information shall not be deemed to include information which: (i) is generally known to the public at the time of disclosure, or becomes generally known to the public other than as a result of a breach of this Agreement or disclosure by Receiving Party or any employee or representative of Receiving Party, or through any wrongful act of the recipient; (ii) was within the possession of Receiving Party prior to it being furnished to Receiving Party by Disclosing Party; (iii) becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party; or (iv) is approved for release by written authorization of Disclosing Party. This Agreement and all attachments hereto are deemed to be Confidential Information.

13.2          Each Party as Receiving Party hereby covenants and agrees to: (i) keep all Confidential Information supplied by the Disclosing Party in strict and utmost confidence, (ii) not directly or indirectly disclose any Confidential Information supplied by the Disclosing Party in any manner whatsoever to any third person or entity without the advance written permission of the Disclosing Party, (iii) maintain all Confidential Information supplied by the Disclosing Party with no less than all reasonable caution and due diligence and in accordance with the degree of care utilized by the Receiving Party when protecting its own proprietary information, (iv) not use Confidential Information for the purpose of competing with the Disclosing Party, and (v) control any copies or lists of any Confidential Information supplied by the Disclosing Party in the same manner as the Disclosing Party treats the original of such Confidential Information.

13.3          The Parties acknowledge that in their respective businesses they deal with other entities as clients or customers that are active in the container leasing and container investment industries; that Confidential Information received from the Disclosing Party will be utilized in making business decisions; and that such internal utilization of Confidential Information is not, in itself, a violation of this Agreement. However, both Parties, in their roles as Receiving Party, shall not disclose Confidential Information supplied by a Disclosing Party to any third party entity, except as permitted by Section 13.4.

13.4          Notwithstanding the foregoing, the Receiving Party may disclose the Confidential Information supplied by the Disclosing Party to any Affiliate, lender, agent, professional advisor or representative of the Receiving Party who: (i) uses the Confidential Information only in the discharge of his or her duties on behalf of the Receiving Party, (ii) agrees to keep the Confidential Information confidential, (iii) is provided with a copy of the provisions of this Section 13, and agrees to be bound by the terms and conditions hereof to the same extent as if such employee, agent or representative was a party hereto; (iv) subject to Section 13.5, to the extent required by law, legal process, or to enforce the terms of this Agreement. Each Party will be responsible for any breach of the terms of this Section 13 by itself or by its employees, agents or representatives; and (v) to the extent that such Receiving Party is entitled to disclose such Confidential Information pursuant to Section 9.12 of the Note Purchase Agreement.

13.5          In the event that the Receiving Party or any of its employees, agents or representatives is requested or required in legal proceedings, subpoena, civil investigations or other similar process or otherwise by applicable law or regulations to (i) disclose the fact that Confidential Information supplied by the Disclosing Party has been made available to any third person or entity, or (ii) disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with written notice of any such request or requirement prior to disclosure of any Confidential Information. If the Receiving Party or any of its employees, agents or representatives is legally compelled to disclose Confidential Information, the Receiving Party shall at the expense and direction of the Disclosing Party use its best efforts to obtain a protective order, or the equivalent, to preserve the confidentiality of the Confidential Information to the greatest extent possible.

13.6          It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 13 by the Receiving Party or any Affiliate, employee, agent or representative of such Party or of such Affiliate, and that the Disclosing Party shall be entitled to equitable relief, including injunction and specific performance, without the necessity of proving damages, posting any bond or other security, as a remedy for such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 13, but shall be cumulative and in addition to all other remedies available at law or in equity.

13.7          The provisions of this Section 13 shall survive for a period of two (2) year after the expiration or termination of this Agreement.

13.8          Nothing herein shall prohibit Issuer to lease, sell or use otherwise Containers after termination of the Agreement.

13.9          Issuer acknowledges that all information provided to it pursuant to Section 8 constitutes Manager’s confidential trade secrets, and agree not to disclose such information to any party without the written consent of Manager (other than to a lender that loans funds to Issuer to refinance Issuer’s purchase of the Containers, provided however, that any lender so refinancing Issuer’s purchase of the Containers shall be bound by the provisions under this Section 13.9) However, Manager hereby agrees that Issuer may distribute financial information relating to Issuer’s Fleet to Issuer’s stockholder (it being understood, however, that information pertaining to Manager’s Fleet shall not be so-distributed).

14.           Representations, Warranties and Covenants.

14.1          Manager represents and warrants to Issuer that:

(a)            Manager is an international business company duly organized, validly existing and in compliance under the laws of Barbados and that its principal place of business is located in St. Michael, Barbados.

(b)            Manager has the power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into and perform all obligations under this Agreement. Upon due execution and delivery hereof, this Agreement will constitute the valid, legally binding and enforceable obligation of Manager, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)            The Manager has not breached its articles of incorporation or bye-laws or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs or any Applicable Laws and regulations of Barbados in such manner as would in any such case have a materially adverse effect on its ability to perform its obligations under this Agreement.

(d)            The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the other Related Documents will not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time or both) a default under, the articles of incorporation or bye-laws of Manager, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which Manager is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, or violate any law or any order, rule, or regulation applicable to Manager of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over Manager or any of its properties.

(e)            There are (i) no proceedings or investigations pending, or, to the knowledge of Manager, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement or any other Related Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Related Document, or (C) seeking any determination or ruling that might materially and adversely affect the performance by Manager of its obligations under, or the validity or enforceability of, this Agreement or any other Related Document; and (ii) no injunctions, writs, restraining orders or other orders in effect against Manager that would adversely affect its ability to perform under this Agreement or any other Related Document.

(f)            Except for the execution of Leases and the sale of Issuer Containers as expressly set forth in this Agreement, Manager will not bind the Issuer through its activities pursuant to this Agreement contractually or otherwise.

14.2         Sub-Manager represents and warrants to Issuer that:

(a)            Sub-Manager is a corporation duly organized, validly existing and in compliance under the laws of Delaware, USA and that its principal place of business is located in San Francisco, California, USA.

(b)            Sub-Manager has the power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into and perform all obligations under this Agreement. Upon due execution and delivery hereof, this Agreement will constitute the valid, legally binding and enforceable obligation of Sub-Manager, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)            The Sub-Manager has not breached its Certificate of Incorporation, Bylaws or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs or any Applicable Laws and regulations of Bermuda in such manner as would in any such case have a materially adverse effect on its ability to perform its obligations under this Agreement.

(d)            The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the other Related Documents will not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time or both) a default under, the Certificate of Incorporation or Bylaws of Sub-Manager, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which Sub-Manager is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, or violate any law or any order, rule, or regulation applicable to Sub-Manager of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over Manager or any of its properties.

(e)            There are (i) no proceedings or investigations pending, or, to the knowledge of Manager, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement or any other Related Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Related Document, or (C) seeking any determination or ruling that might materially and adversely affect the performance by Manager of its obligations under, or the validity or enforceability of, this Agreement or any other Related Document; and (ii) no injunctions, writs, restraining orders or other orders in effect against Manager that would adversely affect its ability to perform under this Agreement or any other Related Document.

(f)             Except as expressly set forth in this Agreement, Manager will not bind the Issuer through its activities pursuant to this Agreement contractually or otherwise.

14.3         Issuer represents and warrants to Manager and Sub-Manager that:

(a)            Issuer is a company duly incorporated, validly existing and in compliance under the laws of Bermuda.

(b)            Issuer has the power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate or other organizational authorizations have been given for it to enter into and perform all obligations under this Agreement. Upon due execution and delivery hereof this Agreement will constitute the valid, legally binding and enforceable obligation of Issuer, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)            Issuer is not insolvent and will not be rendered insolvent by the transactions contemplated by the Agreement; Issuer is paying its debts as they become due and has adequate capital and financial resources to conduct its business and to perform its obligations under this Agreement.

14.4         Neither Manager nor Sub-Manager will, prior to the date that is one (1) year and one (1) day after the payment in full of the Aggregate Outstanding Obligations, institute against Issuer, or join any other Person in instituting against Issuer, an Insolvency Proceeding. This Section 14.4 shall survive the termination of this Agreement.

15.            Notices.

(a)            Any notice, demand, request or other document which, under the terms of this Agreement, must or may be sent by any Party to the other Party/ies, including legal notices, must be in writing and may be transmitted by personal delivery, fax, registered mail, or courier at the Parties’ respective addresses as listed below. Any notice so transmitted will be deemed to have been received when actually received.

If to Manager:

Container Applications Limited
Suite 102
Corporate Centre
Bush Hill, Bay Street
St, Michael
Barbados, West Indies
Fax Number – 1-246-430-5312

If to Sub-Manager:

CAI International, Inc.
Steuart Tower
1 Market Plaza, Suite 900
San Francisco, CA 94105
USA
Attn: CEO and CFO
Telephone: (415) 788-0100
Fax Number: (415) 788-3430

If to Issuer:

CAL Funding I Limited
Clarendon House
2 Church Street
Hamilton HM 11, Bermuda
Attn: The Secretary
Telephone: (441) 295-5950
Fax Number(441) 292-4720

With a copy to:

CAI International, Inc.
1 Market Plaza, Suite 900
San Francisco, CA 94105
Attention: CEO and CFO
Telephone: (415) 788-0100
Fax Number: (415) 788-3430

If to the Indenture Trustee or the Administrative Agent at the address set forth in the Indenture and the Related Documents.

Any Party may change its own address by written notice given to all other Parties in the manner set forth above.

(b)            Manager, for purposes of complying with the laws of the State of California as set for in Section 16.11 hereof, hereby irrevocably appoints Sub-Manager, its agent in the State of New York upon whom may be served any notice, process or pleading in any action or proceeding against Manager arising out of, or in connection with, this Agreement, the Purchase Agreements or any other documents or agreements entered into by the parties hereto with respect to this Agreement, and Manager does hereby consent that any such action or proceeding against it may be commenced in the court of competent jurisdiction and proper venue pursuant to Section 16.11 hereof by service of process upon the Sub-Manager with the same effect as if Manager was organized or created under the laws of California and have been served lawfully with process in that State. A copy of any notice, process or pleading served hereunder shall be mailed to Manager’s address listed above.

16.           Miscellaneous.

16.1          Additional Assurances. Issuer on the one hand and Manager and Sub-Manager on the other hand shall each perform such additional acts and execute such additional documents as may reasonably be necessary to implement the intent of, and consummate the transactions contemplated by this Agreement.

16.2          Limited Invalidity and Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each surviving portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each surviving portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

16.3          Intercreditor Agreement. Issuer acknowledges that it shall become a signatory to the Intercreditor Agreement as a condition to the Indenture. Issuer agrees that Manager shall have no liability to Issuer for complying with the terms of the Intercreditor Agreement. Except as otherwise expressly provided in the Intercreditor Agreement, the rights, powers, privileges and remedies granted to the Issuer under this Agreement regarding the exercise of remedies against the Containers are subject to the Intercreditor Agreement. Without limiting the foregoing, to the extent that any of the obligations of Manager or Sub-Manager (as the case may be) under the Intercreditor Agreement are inconsistent with the obligations of Manager or Sub-Manager (as the case may be) under this Agreement, the Intercreditor Agreement shall be deemed to amend and supersede this Agreement.

16.4          .               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, Issuer on the one hand and Manager and Sub-Manager on the other hand and their respective successors in interest or permitted assigns; provided, however, that subject to Sections 2.4 and 3.3 hereof no Party may delegate its obligations hereunder without the prior written consent of the other Parties.

16.5          Waiver and Amendments. Any waiver of any term or condition contained in this Agreement by any Party to this Agreement (including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or as a waiver of any other term or condition contained in this Agreement. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties hereto. The Manager hereby acknowledges and agrees that Issuer shall assign all of its rights, title and interest under this Agreement to the Indenture Trustee, for the benefit of the Persons set forth in the Indenture. Manager hereby consents to such assignment.

16.6          Waiver. Subject to Section 16.5, waiver of any term or condition of this Agreement (including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.

16.7          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.8          Entire Agreement; Amendment. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof. The terms of this Agreement may be amended, modified or waived only by a written instrument signed by the Manager and the Issuer and only (i) upon prior satisfaction of the Rating Agency Condition and (ii) with the prior written consent of the Indenture Trustee (acting at the direction of the Requisite Global Majority). The Issuer shall forward copies of any amendment to this Agreement to the Rating Agencies, the Administrative Agent and the Indenture Trustee.

16.9          Titles and Headings. The titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.10        Entire Agreement. This Agreement constitutes the entire agreement and understanding between Issuer on the one hand and Manager and Sub-Manager on the other hand with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings relating to the subject matter hereof. Subject to Section 16.4 above, the terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. All schedules attached hereto or referred to herein are incorporated herein by this reference. To the extent the terms and conditions of the Services Agreements conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. Without limiting the foregoing, any rights of the Manager or the Sub-Manager under the Services Agreements, insofar as the Services Agreements relate to the Containers, shall be subject and subordinate to the rights of the Issuer hereunder.

16.11        Counterparts. This Agreement may be signed in multiple counterparts each of which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.

16.12        Signatures. Any signature required with respect to this Agreement may be provided via facsimile, provided that the originals of such signatures are supplied by the Party executing via facsimile to the other Parties promptly thereafter.

16.13        Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA. The parties hereto agree to put any dispute under this Agreement to arbitration before the International Chamber of Commerce in San Francisco, California. To the extent that (notwithstanding the foregoing sentence) it is necessary to utilize the services of a court, the parties hereby submit to the exclusive jurisdiction of the courts of the United States of America, located in the Northern District of California or to the extent that such courts do not have jurisdiction, to the courts of the State of California, located in San Francisco, California.

16.14        Independent Contractor Relationship, Not a Partnership. The Parties each acknowledge and agree that this Agreement is intended solely to establish a principal-independent contractor relationship and is not intended to create a partnership, joint venture, association, employee -employer relationship or other entity or venture between or among Issuer, Manager, Sub-Manager and their respective Affiliates or any other 3rd party engaged by any of them.

16.15        Interest on Overdue Payments. If either Party fails to pay any amounts hereunder when due, such Party shall pay interest on such amounts due at an annual rate equal to the then Base Rate plus 2.0 percentage points.

16.16        Currency. All fees, costs, expenses, payments and proposals will be expressed in United States Dollars unless otherwise stated. All costs, fees, expenses and payments related to this Agreement must be paid in United States Dollars unless otherwise agreed in writing by both Parties.

16.17        Third Party Beneficiaries. Each of the Administrative Agent and the Indenture Trustee and the Manager Transfer Facilitator are express third party beneficiaries of this Agreement and, as such, shall have full power and authority to enforce the provisions of this Agreement against the parties hereto.

16.18        Force Majeure. No party shall be deemed to have defaulted in its obligations under this Agreement by reason of any event beyond its reasonable control ("Force Majeure"), including, without limitation, acts of God, wars, acts of a public enemy, acts of the Governments of any state or political subdivision or any department or regulatory agency thereof or entity created thereby (whether or not valid), fires, floods, explosions, or other catastrophes, epidemics or quarantine restrictions. Force Majeure shall excuse performance only during the continuance of the Force Majeure event, but in no event for more than thirty (30) days. The party claiming a Force Majeure event must promptly provide notice to the other party of the Force Majeure event.

16.19        Authority. Manager shall have no duty to inquire as to the actual authority of any representative of Issuer to take any action permitted or required under this Agreement unless Manager has received written instructions executed by an officer of Issuer specifically identifying and limiting the representatives who are authorized to act on Issuer’s behalf with respect to the subject matter of this Agreement.

Execution

IN WITNESS WHEREOF, the Parties hereto have executed this Container Management Services Agreement as of the day and year first above written.

Container Applications Limited

By:

Name:

Title:

Date:

CAI International, Inc.

By:

Name:

Title:

Date:

Separate Notary Acknowledgement Page for Each Signer

Execution

IN WITNESS WHEREOF, the Parties hereto have executed this Container Management Services Agreement as of the day and year first above written.

CAL Funding I Limited

By:

Name:

Title:

Date:

Separate Notary Acknowledgement Page for Each Signer

Acknowledgment

The undersigned, Wells Fargo Bank, National Association, not in its individual capacity, but as Indenture Trustee under the Indenture referred to above, hereby acknowledges and agrees with the provisions of the Container Management Services Agreement, of which it is a third party beneficiary..

Wells Fargo Bank, National Association, as Indenture Trustee

By:

Name:

Title:

Date:

Separate Notary Acknowledgement Page for Each Signer

INDEX OF EXHIBITS

A.	List of SCU and TEU for each Container Type

B.	Form of Asset Base Report

C.	Form of Manager Report

Exhibit A

CEU and TEU per Container type (Equivalent definitional term to SCU or FEU)

Equipment Number Code	Equipment Description	TEU Weighting	CEU Weighting
12	12 Foot Storage Container	1.00	1.00
20	20 Foot Dry Van Container	1.00	1.00
21	20 Foot High Cube Dry Van Container	1.00	1.30
22	20 Foot Refrigerated Container	1.00	6.50
23	20 Foot Steel Floor Dry Van Container	1.00	1.00
24	24 Foot Storage Container	1.00	1.00
26	20 Foot Open Top Container	1.00	1.50
27	20 Foot Convertible Open Top Container	1.00	1.50
28	20 Foot Hard Top Open Top Container	1.00	1.50
29	20 Foot Box Container	1.00	1.00
40	40 Foot Dry Van Container	1.00	1.60
41	40 Foot High Cube Dry Van Container	2.00	1.70
43	40 Foot High Cube Refrigerated Container	2.00	8.50
44	40 Foot Collapsible Flat Rack	2.00	1.00
45	40 Foot Fixed End Flat Rack	2.00	3.00
46	40 Foot Open Top Container	2.00	2.50
47	40 Foot Stackable Flat Rack	2.00	4.00
48	45 Foot High Cube Container	2.00	2.20
49	40 Foot Open Side Container	2.00	2.00
50	40 Foot Convertible High Open Top	2.00	1.00
51	40 Foot Standard Palletwide Container	2.00	2.00
52	40 High Cube Palletwide Container	2.00	2.00
60	40 Foot 9’6” Palletwide Conatiner	2.00	2.00
61	40 Foot 8’6” Palletwide CPC	2.00	2.00
62	45 Foot 9’6” Palletwide CPC	2.00	2.00
63	45 Foot 9’6” Palletwide C32	2.00	2.00
64	45 Foot 9’6” Palletwide C44	2.00	2.00
65	45 Foot 9’6” Pallewide	2.00	2.00
66	13.6 Meter Box	2.00	2.00
G1	Genset – Under/CM	2.00	6.00
G2	Genset - Clip	2.00	1.00
H4	40 Foot Hanger Container	2.00	1.00
M2	20 Foot Modular Container	1.00	1.00
R0	40 Foot 100 Ton Rolltrailer	2.00	2.00
R2	40 Foot 120 Ton Rolltrailer	2.00	2.00
R6	40 Foot 60 Ton Rolltrailer	2.00	2.00
R7	40 Foot 70 Ton Rolltrailer	2.00	2.00

R8	40 Foot 80 Ton Rolltrailer	2.00	2.00
S4	40 Foot Swap Body	2.00	3.50
SA	BDF Turen WB	1.00	1.00
SB	BDF Rolltor WB	1.00	1.00
SC	BDF Planen WB	1.00	1.00
SD	782Jumbo Rolltor	1.00	1.00
SE	Jumbor Rolltor	1.00	1.00
SF	782 Automobile	1.00	1.00
T2	20 Foot Tote Bin	1.00	5.00

Exhibit B

Asset Base Report

Exhibit C

Manager Report